Exhibit 10.51

DINE BRANDS GLOBAL, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL POLICY

1.     Purpose. The Dine Brands Global, Inc. Executive Severance and Change in Control Policy (the “Policy”) is amended and restated effective January 1, 2019 (“Effective Date”) to provide severance benefits under specified circumstances to Participants (as defined below) of Dine Brands Global, Inc. or its wholly-owned subsidiaries (collectively the “Corporation”) who are in a position to contribute materially to the success of the Corporation. As consideration for severance benefits under this Policy, the Participant shall release the Corporation from any and all actions, suits, proceedings, claims and demands related to employment with the Corporation and to the termination by signing a waiver and release document in a form provided by the Corporation. Such document shall include a statement that benefits under this Policy are conditioned upon the Corporation’s receipt of a signed release.

2.     Definitions.

For purposes of the Policy, the following terms are defined as follows:

a.     Base Salary. “Base Salary” means the fixed annual base salary (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

    b.     Cause. “Cause” means, as determined by the Corporation:
(i)    The willful failure by the Participant to substantially perform his or her duties with the Corporation (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);
(ii)    The Participant’s willful misconduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise;
(iii)    The Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or
(iv)    The Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.
For purposes of this subsection b., no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without the reasonable belief that the Participant’s action or omission was in the best interest of the Corporation.

    c.     Change in Control. A “Change in Control” shall be deemed to have occurred if:

(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation; any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities;
(ii)    during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Corporation (“Board”), and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections (i), (iii) or (iv) of this Section 2.c.) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
(iii)    the consummation of a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or
(iv)    the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;
provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection i., ii., iii. or iv. also constitutes a “change in control event,” as defined in

Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
    d.     Participant. “Participant” means any employee without an employment contract (i) with the title of Senior Vice President or higher who serves as an officer of the Corporation, (ii) who is selected by the Compensation Committee to be eligible for severance benefits under this Policy as a person in a position to contribute materially to the success of the Corporation, or (iii) who is grandfathered into this Policy by virtue of being an officer in the Corporation prior to the Effective Date and who has been notified before the Effective Date that this Policy shall apply to that individual.

    e.     Good Reason. “Good Reason” for voluntary termination of employment pursuant to Section 6 below means that the Corporation (i) breaches its obligations to pay any salary, benefit or bonus due to Participant, (ii) requires the Participant to relocate more than 50 miles from the Participant’s current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant’s position with the Corporation or significantly and adversely alters the nature or status of the Participant’s responsibilities or the conditions of the Participant’s employment, or (iv) reduces the Participant’s Base Salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Corporation and all management personnel of any corporation or other entity which is in control of the Corporation; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within 30 days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Corporation has failed to provide a reasonable cure within 30 days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.

    f.     Severance Benefits. “Severance Benefits” means the benefits set forth in Section 5 of this Policy.

    g.     Severance Benefits Subsequent to a Change in Control. “Severance Benefits Subsequent to a Change in Control” means the benefits set forth in Section 6 of this Policy.

3.     Administration. This Policy is administered by the Chief Executive Officer of the Corporation. The Chief Executive Officer has discretion and authority with respect to the administration, interpretation and application of the Policy, except as expressly limited by the terms of the Policy. The Chief Executive Officer must receive approval from the Compensation Committee of the Board of Directors (the “Committee”) in order to authorize severance benefits outside of the terms of this Policy to the employees covered by this Policy.

4.     Participation. A Participant who is entitled to severance benefits pursuant to a separate severance benefit arrangement, change in control severance agreement, employment agreement or other written agreement with the Corporation shall not be eligible for severance benefits under this Policy.

5.     Severance Benefits. Any Participant whose employment with the Corporation is involuntarily terminated by the Corporation without Cause shall be eligible for Severance Benefits hereunder provided the Participant has returned a signed general release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”), to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws. The Release may be revised from time to time to comply with applicable law or to reflect changes made to the Corporation’s standard form of general release of all claims for all Participants. For purposes of this Policy, involuntary termination by the Corporation shall mean a separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, which separation is initiated by the Corporation.

a.	Payment Amount.
(i)The severance pay (“Severance Pay”) to which a Participant is eligible pursuant to this Section 5 shall be either (i) a payment equal to 6 months Base Salary for a Participant who has been employed by the Corporation for less than 12 consecutive months, (ii) a payment equal to 9 months Base Salary for a Participant who has been employed by the Corporation for less than 24 consecutive months, or (iii) a payment equal to 12 months Base Salary for a Participant who has been employed by the Corporation for at least 24 consecutive months.

(ii)Additionally, the Participant shall receive a payment equal to the bonus to which the Participant would have been entitled under the Corporation’s annual incentive plan for the then current fiscal year, determined based on actual performance for the full performance period, and prorated based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Corporation’s administrative practices.

    b.     Continued Benefits. For a Participant who has been employed by the Corporation for less than 12 consecutive months, in the event Participant elects COBRA coverage, the Corporation will pay 50% of the COBRA premium cost for Participant and such dependent(s) as are designated as of the separation date for up to 6 months, or until Participant becomes eligible for benefits through another employer, whichever is earlier. For a Participant who has been employed by the Corporation for less than 24 consecutive months, in the event Participant elects COBRA coverage, the Corporation will pay 50% of the COBRA premium cost for Participant and such dependent(s) as are designated as of the separation date for up to 9 months, or until Participant becomes eligible for benefits through another employer, whichever is earlier. For a Participant who has been employed by the Corporation for at least 24 consecutive months, in the event Participant elects COBRA coverage, the Corporation will pay 50% of the COBRA premium cost for Participant and such dependent(s) as are designated as of the separation date for up to 12 months, or until Participant becomes eligible for benefits through another employer, whichever is earlier. To the extent that Participant becomes eligible for benefits through another employer during this time, Participant shall give prompt written notice to the Corporation, no later than 30 days after Participant becomes eligible for benefits through another employer.

c.     Method of Payment. The payment described in clause (i) of Section 5.a. shall be paid to the eligible Participant in a lump sum within 30 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 12, and provided that if such thirty-day period straddles two consecutive calendar years, payment shall be made in the second of such years. The bonus payment described in clause (ii) of Section 5.a. shall be paid at the time the annual bonus would have been paid to the Participant had he or she remained employed through the last day of the applicable fiscal year.

    d.     Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

    e.     Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

6.     Severance Benefits Subsequent to a Change in Control. Any Participant whose employment with the Corporation is involuntarily terminated by the Corporation without Cause within 24 months following a Change in Control or whose employment is voluntarily terminated by the Participant for Good Reason within 24 months following a Change in Control shall be eligible for Severance Pay and Severance Benefits hereunder provided the Participant has returned a signed Release to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws.

a.    Payment Amount. The amount of Severance Pay for which a Participant is eligible hereunder shall be a payment equal to 24 months Base Salary plus a sum equal to the greater of the Participant’s target bonus for the year in which the termination takes place or the average of the bonuses received by the Participant pursuant to the Corporation’s annual incentive plan or other similar bonus plan relating to the prior three fiscal years.

b.     Continued Benefits. In the event Participant elects COBRA coverage, the Corporation will pay the COBRA premium cost for Participant and such dependent(s) as are designated as of the separation date for 24 months, or until Participant becomes eligible for benefits through another employer, whichever is earlier. To the extent that Participant becomes eligible for benefits through another employer during this time, Participant shall give prompt written notice to the Corporation, no later than 30 days after Participant becomes eligible for benefits through another employer.

c.    Accelerated Vesting of Equity and Long-Term Incentive Awards.

Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by the Participant that are subject only to service and time based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Participant shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

Upon the occurrence of a Change in Control, each Participant shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by such Participant immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria based on the Corporation’s actual performance through the date of the Change in Control, and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject. If the Participant’s employment terminates in accordance with the terms and conditions of this Section 6 after such Change in Control, such performance-based awards shall become immediately and fully vested, and shall be paid to the Participant not later than 30 days after the date of such termination.

Severance Benefits Subsequent to a Change in Control shall be in lieu of any Severance Benefits which accrue under Section 5 of this Policy.

    d.     Method of Payment. Severance Pay payable pursuant to this Section 6 shall be paid to an eligible Participant in a lump sum issued within 30 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 12, and provided that if such thirty-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

    e.     Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy,

payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

    f.     Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

7.     No Duplication of Benefits. This Policy supersedes any and all prior policies or practices in effect from time to time relating to severance, separation or termination pay for the Participant. The acceptance of any Severance Pay under this Policy shall constitute a waiver of any severance pay or other severance benefits the Participant would have been entitled to under any prior policies or practices, any employment or other agreement between the Corporation and the Participant, and under any other severance policy of the Corporation.

8.     Funding. The Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation for payment of any Severance Pay or Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Corporation by reason of the right to receive Severance Pay or Severance Benefits under the Policy and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Policy.

9.     Taxation. All Severance Pay and Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same.

10.     Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Corporation to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Corporation shall be payable in accordance with the terms of such policy or program.

11.     Amendment and Termination. This Policy may be amended or terminated by the Committee acting in its sole discretion at any time; provided that during the 24-month period following a Change in Control, the Policy may not be amended or terminated in a manner that is adverse to any Participant without the written consent of such Participant. In addition, Participants may be added and deleted by the Committee acting in its sole discretion at any time. No such termination or amendment shall affect the rights of any individual who is then entitled to receive Severance Pay at the time of such amendment or termination. Severance Pay is not intended to be a vested right. The Chief Executive

Officer shall have the right in his or her sole discretion to interpret the Policy and make all other determinations he or she deems necessary or advisable for the administration of the Policy.

12.    Compliance with IRC Section 409A.   The following provisions shall apply to this Policy with respect to Section 409A of the Code:

a. The Severance Pay and Severance Benefits are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

b. If any provision of this Policy (or of any award of compensation, including equity compensation or benefits) would cause a Participant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation shall reform such provision to comply with Section 409A of the Code.

c. Notwithstanding any provision to the contrary in this Section 12, if a Participant is deemed on the date of his or her “separation from service” to be a “specified employee,” within the meaning of such terms under Section 409A of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s separation from service or (B) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.    Parachute Payment Matters.

Notwithstanding any other provision of this Policy, if by reason of Section 280G of the Code any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant’s employment (whether payable pursuant to the terms of this Policy (“Policy Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Policy Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Policy Payments shall be reduced and, if Policy Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Participant after such reduction would exceed the net after-tax benefit received by the Participant if no such reduction was made.  The foregoing determination and all determinations under this Section 13 shall be made by the Accountants (as defined below).  For purposes of this Section 13, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of any Policy Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Policy Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 13, the term “Affiliate” means the Corporation’s successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean the Corporation’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of  “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by the Corporation.
14.     Non-Assignability. Severance Benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Corporation shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits under this Policy.

15.     Termination of Employment. Nothing in the Policy shall be deemed to entitle a Participant to continued employment with the Corporation, and the rights of the Corporation to terminate the employment of a Participant shall continue as though the Policy were not in effect.

Exhibit 10.51

Exhibit A

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”) dated as of _______________, is entered into by and between ________________ (hereinafter referred to as “Executive”) and Dine Brands Global, Inc., a Delaware Corporation, its affiliates and subsidiaries (hereinafter referred to as the “Corporation”). Throughout this Agreement, Executive and the Corporation may be referred to collectively as the “parties”.

Recitals

A.    Executive has been employed by the Corporation. Executive's last day of employment by the Corporation will be _______________ (the “Separation Date”).

B.    Executive and the Corporation wish to enter into an Agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C.    In consideration of the Corporation’s agreement to pay Executive a severance payment set forth herein, the Corporation has asked Executive to waive any and all rights Executive may have in potential claims against the Corporation, except for those rights provided in this Agreement and Executive’s continuing right to enforce the terms and provisions of this Agreement against the Corporation. The Corporation has advised Executive of Executive’s right to consult an attorney at Executive’s own expense prior to signing this Agreement and has provided Executive with 21 calendar days in which to consider this Agreement and seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel, and understands that except for Executive’s rights preserved and provided for above and elsewhere in this Agreement, Executive is waiving all potential claims against the Corporation and its agents.

D.    This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action and enter this Agreement for the sole purpose of clarifying and resolving any potential issues between them.

E.    The Effective Date of this Agreement is defined in paragraph 11(d) hereof. Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.
Agreement
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.Employment Ending Date. Executive’s employment with the Corporation will terminate effective on the Separation Date. Executive will have no further employment duties or responsibilities to the Corporation after the Separation Date.

2.Payments and Benefits. In exchange for the promises contained in this Agreement, and so long as Executive does not revoke this Agreement:

a.Base Salary: The Corporation shall pay to Executive the total sum of _______________, representing __ months of base salary, less applicable tax, withholdings and deductions required by law, as severance pay and in exchange for the promises, agreements, understandings and releases contained in this Agreement. This sum will be paid as a lump sum through the Corporation's payroll after the Effective Date, but not later than 30 days after the Effective Date. Executive understands that, under applicable law, no Corporation match of 401(k) contributions can be made based on the separation payment.

b.Pro Rata Bonus: The Corporation agrees to pay Executive an amount equal to Executive’s bonus under the annual incentive plan for the applicable fiscal year, prorated based on the portion of the performance period that has elapsed prior to the Separation Date, and based on actual performance. Executive’s prorated target bonus is __________, which Executive acknowledges is the target amount that will be prorated and adjusted under the annual incentive plan according to actual performance of the Corporation. This pro rata bonus less applicable tax, withholdings, and deductions required by law, shall be paid in accordance with the Corporation’s administration practices at the time the annual bonus would have been paid to the Executive had Executive remained employed.

c.Benefits: All Executive’s benefits shall cease on Executive’s last day of work except Executive’s medical, vision, and dental benefits coverage, if any, will end as of the last day of month of the Separation Date. In the event Executive elects COBRA coverage, the Corporation will pay 50% of the COBRA premium cost for Executive and such dependent(s) as are designated as of the Separation Date for __ months, or until Executive becomes eligible for benefits through another employer, whichever is earlier. To the extent that Executive becomes eligible for benefits through another employer during this time, Executive agrees to give prompt written notice to the Corporation. The payment by the Corporation does not increase or otherwise affect the total number of months of coverage available through COBRA.

d.Outplacement Services: The Corporation shall provide standard outplacement services at the expense of the Corporation up to $5,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, Executive must begin utilizing the services within 90 days of the Separation Date.

The benefits described in (a) through (d) of this Paragraph constitutes the “Separation Benefits.” Executive agrees to indemnify and hold the Corporation harmless from and against any claims made against the Corporation for any non-payment of taxes by Executive. In addition to the Separation Benefits set forth above, Executive will receive all wages through the Separation Date separate and apart from this Agreement.

3.Valid Consideration. The parties hereto acknowledge and agree that Executive's right to be paid the Separation Benefits identified in paragraph 2 is expressly conditioned on Executive signing this Agreement, and not thereafter revoking this Agreement. The parties further acknowledge and agree that the mutual promises and covenants contained herein constitute good, valid and sufficient consideration for this Agreement.

4.Unvested Equity. Executive is not entitled to any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and any other equity or cash-based awards held by Executive as of the Separation Date.

5.Return of Corporation Property. Executive covenants, represents and warrants to the Corporation that on the Separation Date, Executive will return to the Corporation any and all materials and property of the Corporation of any type whatsoever (including, without limitation, any vehicles and vehicles’ keys, mobile phones, office or other keys, access cards, identification badges, computer equipment, correspondence, tangible proprietary information or intellectual property, documents, records, notes, contracts, and other confidential or proprietary materials) that are in Executive's possession or control.

6.Non-Disclosure of Confidential Information and Non-solicitation.

(a)    Executive acknowledges that during the term of Executive’s employment with the Corporation, Executive has had access to material intellectual property, trade secrets, proprietary and confidential information of the Corporation, including but not limited to, information concerning the Corporation’s services; products; product formulas; recipes; business models; marketing; employees; franchisees; technology; consultants and experts; customer, dealer, vendor and partner data, including history, usage, pricing, preferences, incentives and rebate data for each; business plans, records and affairs; business partners; methods of doing business; merchandising concepts, strategies and plans; financial matters; pricing information; ‘trade secrets’; and suppliers, as well as other information including but not limited to information learned by Executive from employees, contractors or agents of the Corporation through inspection of the Corporation's premises or financial statements, or that relates to the Corporation's products, services, packaging, designs, business plans, business opportunities, customers, dealers, clients, consultants, experts, finances, research, development, know-how, personnel, litigation, workouts, or third-party confidential information disclosed to Executive by the Corporation, together with any material prepared by Executive which contains or otherwise relates to such information (the "Confidential Information"). However, notwithstanding the forgoing, the following information shall be excluded from the above referenced definition of Confidential Information: any item of Confidential Information which (i) was publicly known at the time of its disclosure by the Corporation to Executive, (ii) was already in the Executive’s possession at the time of its disclosure by the Corporation to Executive, (iii) was lawfully received by Executive from a third party without violation of any obligation of confidentiality to the Corporation, (iv) becomes publicly known through no fault of the Executive, (v) is approved for Executive’s disclosure by written authorization of the Corporation, or (vi) is required to be disclosed pursuant to any applicable law, rule, regulation or order of a court.

(b)    Executive hereby represents, warrants and covenants that in any future employment or self-employment, Executive shall not disclose any Confidential Information, and shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of Confidential Information. Further, Executive hereby represents, warrants and covenants that Executive will not use Confidential Information in a manner that is adverse to the interests of the Corporation, or in any manner whatsoever without prior written approval of the Corporation in each instance.

(c)     Executive acknowledges and agrees that breach of the covenants in this Paragraph 6 will irreparably harm the Corporation for which the Corporation may not have an adequate remedy at law. As such, Executive agrees that the Corporation shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce said covenants in the event of breach or threatened breach by Executive, in addition to any other remedies available to the Corporation at law or in equity. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby agrees to comply with an order of a court of competent jurisdiction, issuing such injunction and ordering specific performance thereof. The covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against the Corporation is not a defense to enforcement of said covenants by injunction.

7.Confidentiality of Separation Agreement; Non-Disparagement.

(a)    Executive agrees to keep the terms of this Agreement (including, but not limited to the Separation Benefits) completely confidential, and that Executive will not disclose any information concerning this Agreement or its terms to anyone other than Executive’s immediate family, and legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, or in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law.

(b)    Executive shall not disparage the Corporation, its officers, directors, independent contractors, and employees.

(c)    The Corporation will respond to requests for information from prospective employers by stating Executive's dates of employment and position held.

8.General Release of Claims. Executive expressly waives any and all claims against the Corporation and releases it, including, without limitation, each of its officers, directors, partners, members, stockholders, managers, employees, consultants, agents, attorneys, parent and subsidiary corporations, and representatives (the "Corporation Releasees"), from any and all claims, demands, lawsuits, causes of action, obligations, and liabilities of whatever kind, which Executive may have or thinks Executive may have against the Corporation Releasees or any of them based upon events or facts arising at any time on or before the Effective Date of this Agreement, including but not limited to, claims that relate to Executive’s employment and/or the separation of employment with the Corporation. Executive agrees this general release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, legally protected medical condition, genetic information, marital or family status, sexual orientation, gender identity or expression, union activity, military status or veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Corporation’s right to terminate, not to hire or promote employees, or on the Corporation’s ability to change an employee’s compensation or other terms and conditions of employment; and claims based on any federal, state or local law, including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and in that regard Executive specifically acknowledges that Executive has read and understands the provisions of paragraph 11 below before signing this Agreement.
9.Exclusions From General Release/Additional Protections. Excluded from the General Release above are: (i) rights and claims which cannot be waived by law, including claims for workers’ compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims arising after the Effective Date of this Agreement; and (iii) claims for breach of the Agreement. Neither the General Release above nor anything else in this Agreement limits Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), provide information to an administrative agency, or participate in an agency investigation. The Exclusions and Protections contained in this paragraph 9 override any language to the contrary in any other part of this Agreement. Executive is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Executive, on Executive’s behalf, on behalf of a group or class to which Executive purportedly belongs, or otherwise, provided, however, that Executive may accept bounty money properly awarded by the U.S. Securities and Exchange Commission.
10.Release of Unknown Claims. It is the intention of Executive and the Corporation that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Executive recognizes that Executive may have some claim, demand, or cause of action against the Corporation of which the Executive is totally unaware and unsuspecting which Executive is giving up by execution of the General Release. It is the intention of the Executive in executing this Agreement that it will deprive Executive of each such claim, demand or cause of action and prevent Executive from asserting it against the Corporation. In furtherance of this intention, Executive expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or his/her settlement with the debtor.”

11.Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Executive does hereby acknowledge and agree as follows:

(a)    That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;
(b)    That this Agreement specifically applies to any rights or claims Executive may have against the Corporation under the federal Age Discrimination in Employment Act of 1967, as amended;
(c)    That the consideration provided for in this Agreement is in addition to that to which Executive is already entitled;
(d)    That this Agreement shall be revocable by Executive for a 7-day period following execution of this Agreement by Executive. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period (“Effective Date”); and
(e)    That Executive, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Executive’s right to and has been given a chance to consult with and review this Agreement with an attorney of Executive’s choice prior to signing this Agreement, and has been given a period of 21 days within which to consider whether to sign this Agreement. In the event that Executive chooses to waive this 21 day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Agreement and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Corporation or the Corporation Releasees.

12.Payment of Moneys Owed. The parties acknowledge and agree that the Corporation has paid Executive or shall pay Executive all wages or salary earned, including any accrued, but unused or unpaid vacation pay according to the Corporation policy and eligibility requirements, business expenses and other benefits, if any, to which Executive was entitled during employment, through the Separation Date. Executive shall provide the Corporation with final expense report(s) no later than 7 days before the Separation Date, and the Corporation shall reimburse Executive for such expenses, in accordance with the Corporation’s policy. Executive is entitled to this payment regardless of whether Executive signs this Agreement.
13.Section 409A. The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”). Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, the phrase “Separation Date” means the date in which Executive’s “separation from service,” as defined in Treasury Regulation section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made and benefits provided under this Agreement is hereby designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).
14.No Assignment. Executive represents and warrants that Executive has made no assignment or other transfer, and covenants that Executive will make no assignment or other transfer, of any interest in any Claim which Executive may have against the Corporation Releasees, or any of them.
15.Indemnification of Released Parties. Executive agrees to indemnify and hold harmless the Corporation Releasees, and each of them, against any loss, claim, demand, damages, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the released parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Corporation Releasees under this indemnity
16.No On-the-Job Injury. Executive represents and warrants that Executive has not experienced a job-related illness or injury during employment with the Corporation for which Executive has not already filed a claim, and that Executive has disclosed to the Corporation any pending or previously filed claim relating to an on-the-job injury or illness.
17.Cooperation.    Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to events or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Corporation’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, with reasonable advance notice, and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section shall in all instances reasonably be subject to Executive’s other commitments. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Corporation, and the Corporation shall pay Executive $___ per hour for any services performed by Executive at the request of the Corporation pursuant to this Paragraph.
18.Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.
19.Tax Indemnification. It is understood between the parties that Executive has not relied upon any representation, express or implied, made by the Corporation or any of its representatives as to the tax consequences of this Agreement and that Executive releases the Corporation Releasees from any and all liability in connection with any such tax consequences. The Corporation’s payments to Executive described above in paragraph 2 represent a compromise of any and all of Executive’s known or unknown claims against the Corporation Releasees. Executive agrees that any liability for state or federal income tax payments or penalties arising from said payments shall be Executive’s sole responsibility. Executive agrees to indemnify and to hold harmless the Corporation Releasees from any and all actions, claims or demands brought by any tax or other authority based upon Executive’s tax obligations arising from payments to be made pursuant to this Agreement, and Executive agrees specifically to reimburse the Corporation for any taxes, interest and penalties paid by the Corporation and for the costs, legal fees, and any other expenses incurred by the Corporation as a result of any such actions, claims or demands.
20.Arbitration. Except for an action for injunctive relief to enforce the terms of this Agreement, any dispute concerning the application of this Agreement, and any other dispute from time to time between Executive and the Corporation, shall be settled by arbitration, to take place in Los Angeles, California before an arbitrator selected by the parties. Unless otherwise provided by law, the parties will each share 50% of the arbitration costs and fees. The decision of the arbitrator shall be final and conclusive, and the parties waive the right to trial de novo or appeal.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
21.Binding Agreement. This Agreement shall be binding upon each party and its and his or her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Corporation Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.
22.Contract Interpretation. The language of this Agreement shall not be construed for or against any particular party. The section headings are inserted as a matter of convenience and in no way define, limit or describe the scope of such section or affect the interpretation of this Agreement. The invalidity or enforceability, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other provision. In the event of a conflict or inconsistency between the terms of this Agreement and any other agreement between the parties, the terms of this Agreement shall control.
23.Entire Agreement/Survival. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement, and that Executive only has relied on promises expressly stated herein. This Agreement sets forth the entire understanding between Executive and the Corporation and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Corporation and the termination of the employment relationship. The provisions of this Agreement shall survive the Separation Date and the termination of Executive’s employment.
24.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions.
25.Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.
26.No Further Amendment. No amendment or modification of this Agreement will be binding unless executed in writing by the parties or their permitted successors or assigns. No course of conduct or course of performance under this Agreement or any other agreement between the parties will be deemed to amend or modify this Agreement.

27.Attorney’s Fees. Executive acknowledges and agrees that Executive is solely responsible for paying any attorneys’ fees and costs that Executive has incurred in connection with this matter. The parties also agree that execution of this Agreement does not make Executive the “substantially prevailing party” or “prevailing party” under any statute or regulation, and Executive agrees not to seek an award of attorneys’ fees or costs from the Corporation in any forum. However, should legal action be necessary to enforce or interpret this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.

28.Counterparts. This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

The parties have executed this Agreement, consisting of __ pages, including this page, as of the dates indicated below.

Dated: ___________            DINE BRANDS GLOBAL, INC. the “Corporation”

By: __________________________
Its: __________________________

Dated: ___________
________________, the “Executive”
____________________________